CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” within the Prospectus and “Shareholder Services – Statements and Reports”, “General Information - Independent Registered Public Accounting Firm” and “Financial Statements and Report of Independent Registered Public Accounting Firm” within the Statement of Additional Information and to the use of our reports dated July 29, 2016 with respect to the financial statements of AB Multi-Manager Alternative Strategies Fund and AB Long/Short Multi-Manager Fund (two of the funds constituting the AB Cap Fund, Inc.), for the period ended May 31, 2016, which are incorporated by reference in this Post-Effective Amendment No. 213 to the Registration Statement (Form N-1A No. 2-29901) of AB Cap Fund, Inc.

/s/ ERNST & YOUNG LLP

New York, New York

September 28, 2016